Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) on Form S-1 of our report dated March 30, 2021, except for the effects of the restatement discussed in Note 2 – Amendment 1 as to which date is July 8, 2021 and Note 2 – Amendment 2 and Note 12 – Subsequent events paragraph 3 as to which the date is November 24, 2021, with respect to our audit of the financial statements of Capstar Special Purpose Acquisition Corp. as of December 31, 2020 and for the period from February 14, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 11, 2022